Ex. 28(h)(1)(l)

SHAREHOLDER SERVICING AGREEMENT

This SHAREHOLDER SERVICING AGREEMENT (the “Agreement”) made as of October 1, 2017 by and between State Street Institutional Investment Trust, a business trust organized under the laws of The Commonwealth of Massachusetts (the “Trust”) and State Street Global Advisors Funds Distributors, LLC, a limited liability company organized under the laws of the State of Delaware (the “Shareholder Servicer”).

W I T N E S S E T H

WHEREAS, the Trust is engaged in business as an open-end series management investment company and is so registered under the Investment Company Act of 1940, as amended (the “1940 Act”), with the outstanding series of shares listed on Schedule A attached hereto (each series, a “Fund” and collectively, the “Funds”);

WHEREAS, the Funds have been paying shareholder servicing fees--for each class of shares as set forth on Schedule B attached hereto—directly to the Shareholder Servicer or its affiliates under arrangements previously approved by the Trust;

and

WHEREAS, the Trust and the Shareholder Servicer have decided that it is in their respective best interests to memorialize such arrangements in a written agreement;

NOW, THEREFORE, the parties hereby agree as follows:

1. Appointment of Shareholder Servicer. The Trust hereby appoints the Shareholder Servicer to act as the shareholder servicer of the Funds for the period and on the terms herein set forth. The Shareholder Servicer accepts such appointment and agrees to render the services set forth herein, oversee the provision of the services set forth herein by its affiliates and others who it may arrange to render such services, and incur expenses in connection therewith, for the compensation herein provided.

2. Duties of Shareholder Servicer. (a) The Shareholder Servicer shall provide or procure any combination of the following “Shareholder Services” (as defined in Section 4(a) below), as agreed upon by the parties from time to time:

i.	Establishing and maintaining records of one or more accounts, including omnibus and super omnibus accounts, with the Funds;

ii.	Providing sub-accounting services with respect to shares of the Funds held in omnibus accounts;

iii.	Receiving and processing purchase and redemption orders, including aggregated orders, and delivering orders to the Fund’s transfer agent;

iv.	Providing beneficial owners with statements showing their activity and positions in the Funds;

v.	Processing dividend and distribution payments and issuing related documentation, and processing changes related to dividend options, account designations and other account characteristics;

vi.	Providing shareholder tax reporting, including any reporting required by the U.S. Department of the Treasury, and implementing tax withholding as applicable;

vii.	Forwarding shareholder communications, such as proxies, shareholder reports, dividend and tax notices, prospectuses, statements of additional information to record or beneficial owners, as appropriate, of a Fund’s shares;

viii.	Receiving, tabulating, and transmitting proxies executed by record or beneficial owners, as appropriate, of a Fund’s shares;

ix.	Implementing anti-money laundering procedures, including those designed to verify the identity of customers, report suspicious activity, and screen for activity involving persons subject to sanctions regimes administered by the U.S. Treasury Department’s Office of Foreign Assets Control;

x.	Responding to inquiries relating to the shareholder services performed by Shareholder Servicer or routine inquiries from shareholders concerning their investments in the Fund(s); and

xi.	Coordinating any of the foregoing activities or such other non-distribution services as the parties agree.

(b) The Shareholder Servicer will provide for office space and equipment, telephone facilities, internet access, and personnel as may be reasonably necessary or beneficial in order to provide or procure high quality Shareholder Services for the shareholders of the Funds.

3. Compensation of Shareholder Servicer. (a) As full compensation for the totality of services rendered and expenses borne by the Shareholder Servicer in connection with the provision or procurement of services for the shareholders of the Funds under this Agreement, the Trust, on behalf of each Fund, agrees to pay to the Shareholder Servicer a fee at the annual rate provided for in Schedule B attached hereto (the “Shareholder Service Fee”). Such fees shall be computed and accrued daily and payable monthly. Notwithstanding anything to the contrary in this Agreement, the Shareholder Service Fee shall not be, nor is it intended to be, a payment for any activity that is primarily intended to result, directly or indirectly, in the distribution or sale of Fund shares (such activities are collectively referred to below as “Distribution Related Activities”).

(b) For any period less than a full quarter during which this Agreement is in effect, the compensation payable to the Shareholder Servicer hereunder shall be prorated.

(c) The Shareholder Servicer may pay all or any portion of the Shareholder Service Fee to shareholder servicing agents or other organizations (including, but not limited to, any affiliate of the Shareholder Servicer) as a fee pursuant to agreements Shareholder Servicer has with such organizations for providing the services described herein in respect of shares of the Funds, and may retain all or any portion of the Shareholder Service Fee as compensation for providing such services.

(d) Shareholder Servicer may, in its sole discretion, elect to waive or defer collection of all or a portion of the fees owed to it pursuant to this Agreement for any reason a waiver or deferral to prevent a Fund or Fund share class from experiencing a negative yield during a given period.

(e) Notwithstanding any of the foregoing to the contrary, the Shareholder Servicer shall not be compensated hereunder for any service otherwise provided to the Trust or the Funds in exchange for a separate fee by a Shareholder Servicer affiliate, including without limitation by SSGA Funds Management, Inc. the Adviser and Administrator for the Trust and the Funds (“SSGA FM”), or by the transfer agent for shares of the Funds.

4. Representations and Warranties. In consideration of the foregoing, the Shareholder Servicer represents and warrants to the Trust that:

(a) Its compensation as Shareholder Servicer, as provided in this Agreement, shall be entirely for shareholder services to the Trust and the Funds that are not Distribution Related Activities (collectively referred to in this Agreement as “Shareholder Services”).

(b) It shall implement internal controls adequately designed to distinguish and allocate properly between its shareholder servicing operations and its distribution operations all of the material expenses it incurs in connection with each of such operations; and such controls, and any changes therein, shall be reviewed and their adequacy affirmed, by the Trust’s Chief Compliance Officer.

5. Term, Termination, Continuation and Amendment of this Agreement.

(a) This Agreement shall become effective with respect to the Trust and the Funds set forth in Schedule A attached hereto on the date first written above. This Agreement shall continue in effect for a period of more than one year after the date this Agreement takes effect, but only so long as such continuance is specifically approved at least annually by votes of the majority of both (i) the Trustees of the Trust, and (ii) the Trustees of the Trust who are not interested persons, as defined in the 1940 Act (“Independent Trustees”), cast in person at a meeting called for the purpose of voting on this Agreement.

(b) This Agreement may be terminated as to the Trust or as to any Fund at any time without the payment of any penalty by vote of a majority of the Trustees of the Trust who are not interested persons (as defined in the 1940 Act), or by the Shareholder Servicer, on ninety days’ written notice to the other party. This Agreement shall terminate automatically in the event of its assignment; provided, however, in the event of consolidation, reorganization or merger in which the Shareholder Servicer is not the surviving entity or which results in the acquisition of substantially all of the Shareholder Servicer’s outstanding interests by a single person or entity or by a group of persons and/or entities acting in concert, or in the event of the sale or transfer of substantially all of the Shareholder Servicer’s assets, the Shareholder Servicer may assign this Agreement to such surviving entity, acquiring entity, assignee or purchaser, as the case may be.

(c) This Agreement may not be amended to increase materially the amount of the Shareholder Service Fee without approval in the manner provided for the continuation of this Agreement in paragraph 5(a) hereof.

6. Scope of Trust’s Obligations. A copy of the Declaration of Trust of the Trust is on file with the Secretary of the Commonwealth of Massachusetts. The Shareholder Servicer acknowledges that the obligations of or arising out of this Agreement are not binding upon any of the Trust’s Trustees, officers, employees, agents or shareholders individually, but are binding solely upon the assets and property of the Trust. The Shareholder Servicer further acknowledges that the assets and liabilities of each Fund are separate and distinct and that the obligations of or arising out of this Agreement concerning a Fund are binding solely upon the assets or property of such Fund and not upon the assets or property of any other Fund.

7. Governing Law. This Agreement is governed by and to be construed in accordance with the laws of the Commonwealth of Massachusetts without giving effect to conflicts of interest laws thereof.

8. Miscellaneous.

(a) This Agreement supersedes any and all oral or written agreements heretofore made relating to the subject matter hereof and contains the entire understanding and agreement of the parties with respect to the subject matter hereof.

(b) Headings in this Agreement are for ease of reference only and shall not constitute a part of the Agreement.

(c) Should any portion of this Agreement for any reason be held void in law or equity, the remainder of the Agreement shall be construed to the extent possible as if such voided portion had never been contained herein.

IN WITNESS WHEREOF the parties hereto have caused this Agreement to be duly executed as of the date first written above.

STATE STREET INSTITUTIONAL INVESTMENT TRUST

By	/s/ Ellen M. Needham

Name:
Title:

STATE STREET GLOBAL ADVISORS FUNDS DISTRIBUTORS, LLC

By	/s/ James E. Ross

Name:
Title:

Schedule A

Funds

State Street Institutional Liquid Reserves

State Street Institutional Treasury Money Market Fund

State Street Institutional Treasury Plus Money Market Fund

State Street Institutional U.S. Government Money Market Fund

Schedule B

Compensation to the Shareholder Servicer

The fee payable by the Trust on behalf of each Fund shall be computed as a percentage of the average daily net assets attributable to each applicable share class of a Fund for its then current fiscal year as noted below:

Class	Fee
Institutional	3 bps
Service	5 bps
Trust (State Street Institutional Treasury Plus Money Market Funds)	5.6 bps
Trust (State Street Institutional Liquid Reserves)	5.8 bps
Investor	8 bps
Administration	20 bps
Investment	25 bps